Exhibit 10.17

WALKER & DUNLOP, LLC

LONG TERM INCENTIVE PLAN

WALKER & DUNLOP, LLC

LONG TERM INCENTIVE PLAN

THIS LONG TERM INCENTIVE PLAN is established effective this 1st day of January, 2010, by WALKER & DUNLOP, LLC (the “Company”).

PREAMBLE

This Plan is established by the Company for the exclusive benefit of the Participants and Beneficiaries (as defined herein).  The rights of the Participants and Beneficiaries shall be determined in accordance with the terms and provisions of this Plan.

The purpose of this Plan is to attract and retain the services of non-commissioned senior executive employees whose judgment, abilities and experience contribute to the company’s immediate and long-term success. The above statement is not intended to exclude special circumstances where management feels that one or more commissioned employee also plays an important role in management and should be included in the plan, but it is intended to emphasize the fact that the plan rewards management, not production.

The Plan is further intended to constitute an arrangement that provides solely for “short-term deferrals” as that term is defined for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and that is accordingly exempt from the requirements of Code Section 409A.

ARTICLE I

DEFINITIONS

1.1           “Additional Bonus” means the bonus described in Section 4.1(b).

1.2           “Adjusted GAAP Income” or “AGI”  means the Company’s income as determined under generally accepted accounting principles (“GAAP”), adjusted to eliminate (1) interest and fees paid on stock acquisition debt, and (2) proceeds from the sale of non-routine assets such as mortgage servicing for which the present value is capitalized and made a part of GAAP earnings.

1.3           “Base Compensation” means the amount of taxable compensation paid to a Participant by the Company that is treated as base wages, excluding bonuses, commissions, expense reimbursements, or other nonrecurring or contingent forms of payment.

1.4           “Base Plan” means the bonus described in Section 4.1(a).

1.5           “Base Plan Percentage” means the percentage of the Base Plan Bonus Pool that is funded, pursuant to Section 4.1(a).

1.6           “Base Year AGI Target” means the AGI Target applicable to an award under this Plan in the first Plan Year in which the award was made or to which the award is attributable. The Base Year AGI Target must be approved by the Company’s Board of Directors

1.7           “Beneficiary” means the person or persons designated to receive any amount in the event of the death of the Participant.

1.8           “Bonus Pool” means the total amount allocated for award under the Base Plan or as an Additional Bonus, as applicable, as described in Section 4.1.

1.9           “Change of Control” means the sale or transfer of a majority equity interest in the firm to a non-related third party or the sale or transfer of 50% or more of the tangible assets of the Company to a non-related third party, if, and only if, the acquiring entity or an affiliate of such entity does not assume liability for the benefits provided hereunder pursuant to said transaction and/or the Company does not otherwise agree to continue or maintain this Plan. See Section 7.2 below.

1.10         “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereof, as interpreted by the rules and regulations issued there under, in each case as in effect from time to time.  References to sections of the Code shall be construed also to refer to any successor sections.

1.11         “Company” means Walker & Dunlop, LLC, and any affiliated company to which the obligations under this Plan are assigned or any successor in interest.

1.12         “Disability” or “Disabled” means any physical or mental impairment which, in the opinion of the Company, based upon a competent medical examination, renders a Participant unable to continue the performance of Participant’s regular duties with the Company and is expected to be permanent in duration or to continue for a period of 12 months or more. The Company shall have absolute discretion to determine if and when a Disability has occurred for purposes of this Plan, provided that nothing contained herein shall prevent a Participant from submitting to the Company, at Participant’s expense, any evidence of disability that Participant deems relevant to said determination.

1.13         “AGI Target” means the projected AGI reflected in the Company’s budget for a Plan Year.

1.14         “Effective Date” means January 1, 2010.

1.15         “Good Standing” is defined as that term is defined for purposes of the Company’s Employee Handbook.

1.16         “Participant” means an employee of the Company who has been designated by the Company to participate in the Base Plan or to receive an Additional Bonus.

1.17         “Plan” means this instrument, and all amendments thereto, if any.

1.18         “Plan Year” means a 12-month period beginning on January 1st and ending on the following December 31st of each year, beginning January 1, 2010, and ending on the date all liabilities to all Participants under this Plan have been satisfied.

ARTICLE II

ELIGIBILITY

2.1           Eligibility.  Eligibility under this Plan is limited to a select group of key employees each of whom has been designated to participate by the Company’s Chief Executive Officer.

ARTICLE III

EMPLOYMENT

3.1           No Employment Agreement Created.  No provision of this Plan shall be deemed to restrict or limit any existing employment agreement by and between the Company and the Participant nor shall any conditions herein create specific employment rights to the Participant nor limit the right of the Company to discharge the Participant with or without cause.

ARTICLE IV

AMOUNT OF BONUS

4.1           Bonus Pool.   Amounts payable under the terms of the Plan shall be limited to the amounts funded to the Bonus Pool, which shall consist of the Base Plan and the Additional Bonus.

(a)           Base Plan.  The maximum amount that may be funded to the Base Plan Bonus Pool with respect to a given Plan Year shall be an amount that equals fifteen percent (15%) of the Company’s annualized base payroll as of the first day of that Plan Year.  The Base Plan Bonus Pool shall not be funded until the completion of the Plan Year, and then shall be funded over the Plan term, as defined in Section 5.2, only in the applicable amount provided below based on the extent to which the Company’s AGI for that Plan Year satisfies the AGI Target applicable to that Plan Year:

AGI Expressed as Percentage of AGI Target	Base Plan Percentage
Below 80%	0%
80% - 89.9%	25%
90% - 99.9%	50%
100% or greater	100%

(b)           Additional Bonus.  The total amount available under the Plan for issuance as an Additional Bonus with respect to a Plan Year shall be equal to 10% of the amount by which the Company’s AGI for that Plan Year exceeds the AGI Target applicable to that Plan Year.

4.2           Allocation of Bonus Pool Among Participants.

(a)           Base Plan.

(i)            Each Participant in the Base Plan shall be provided with an Individual Target, which may be expressed as a dollar amount or as a percentage of the Participant’s Base Compensation.

(ii)           The total dollar amount of all Individual Targets awarded under the Base Plan to all Participants for a Plan Year shall not exceed fifteen percent (15%) of the Company’s base payroll as of the first day of the Plan Year.

(iii)          The amount payable to each Participant as a bonus under the Base Plan (subject to the vesting rules described in Article V) shall be the Participant’s Individual Target times the Base Plan Percentage as determined in Section 4.1(a) reduced pro-rata to the extent required to comply with Section 4.2(a)(ii).

(b)           Additional Bonus.  Amounts credited to the Additional Bonus Pool under Section 4.2(b) may be allocated among one or more employees at the discretion of the Chief Executive Officer of the Company.  An employee may receive an Additional Bonus even if the employee is not a Participant in the Base Plan.

ARTICLE V

VESTING AND PAYMENT OF BONUS

5.1           Vesting.  A Participant’s right to receive payment of a bonus, whether under the Base Plan or as an Additional Bonus, shall be unvested and forfeitable at all times until the date of payment specified below.

5.2           Payment.  A Participant’s bonus, to the extent funded under Article IV, whether under the Base Plan or as an Additional Bonus, shall be paid in the following amounts on the following dates, provided that the Participant remains an employee of the

Company in Good Standing as of the payment date and that any applicable earnings targets have been satisfied as identified in the table below:

Date	Payment Amount	Earnings Target
6 months after end of Plan Year	20%	None
18 months after end of Plan Year	30%	Company AGI in the year following the Plan Year must meet or exceed Base Year AGI Target
30 months after end of Plan Year	50%	Company AGI in the second year following the Plan Year must meet or exceed Base Year AGI Target

Any amounts that are not paid due to a Participant’s failure to remain an employee in Good Standing or the Company’s failure to meet applicable earnings targets shall be forfeited and shall not be reallocated to other Participants.

5.3           Death or Disability. In the event that a Participant dies or becomes Disabled while an employee of the Company in Good Standing, any remaining unpaid benefits under this Plan shall be paid to the Participant or the Participant’s Beneficiary, as applicable, at the times indicated in Section 5.2, provided that applicable AGI Targets have been satisfied as of each payment date.

5.4           Change of Control.  In the event that the Company experiences a Change of Control, any amounts that have been funded to the Bonus Pool as of the date of the Change of Control with respect to any preceding Plan Year shall be deemed fully vested and immediate payment of the full amount of any such funded bonus shall be made to all Participants who remain employees of the Company in Good Standing as of the date of the Change of Control.

5.5           Form of Payment.  Amounts payable under the Plan shall be paid in the form of a lump sum in cash.

5.6           Tax Withholding.  To the extent required by the law, the Company shall withhold from payments made hereunder the taxes required to be withheld by the federal or any state or local government.

ARTICLE VI

PARTICIPANTS’ RIGHTS

6.1           Participants’ Rights.  The Participant and any Beneficiaries shall have the status of general unsecured creditors of the Company.  The Plan constitutes a mere contingent promise by the Company to pay the Participant a bonus in the future.  Consequently, the Company shall not have any obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Plan.  The Participant and any Beneficiaries shall be and remain general creditors of the Company in the same manner as any other creditor having a general claim for matured and unpaid compensation.  The Participant, the Participant’s Beneficiary, or any other person claiming through the Participant, shall only have the right to receive from the Company the benefits specified in this Plan.

At no time shall the Participant be deemed to have any lien, right, title or interest in or to any specific investment or to any assets of the Company.  At all times, the Company shall be the owner of any assets used to satisfy the Company’s obligations hereunder.

ARTICLE VII

MISCELLANEOUS

7.1           Alienability and Assignment Prohibition.  The Participant’s or Beneficiary’s right to benefit payments under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s Beneficiaries.

7.2           Binding Obligation of Company and Any Successor in Interest.  The Company expressly agrees that it shall not merge or consolidate into or with another corporation or sell substantially all of its assets to another corporation, firm or person until such corporation, firm, person or an affiliate thereof expressly agrees, in writing, to assume and discharge the duties and obligations of the Company under this Plan unless the Company decides to immediately vest all unfunded amounts and pay-out the Plan in full.

7.3           Amendment or Termination.  The Company expects the Plan to be permanent but, since future conditions affecting the Company cannot be anticipated or foreseen, the Company must necessarily and does hereby reserve the right to amend, modify or terminate the Plan at any time.  In the event the Company terminates this Plan, any bonuses that remain unpaid shall be vested and paid in a single lump in cash as soon as administratively practicable on or after the date selected by the Company for termination of the Plan, but not later than March 15th of the Plan Year following the date selected by the Board for termination of the Plan.

7.4           Claims Procedure.  The Company has discretionary authority to interpret the terms of this Plan and apply such terms in a uniform, nondiscriminatory manner.  In the event any claim by the Participant or his Beneficiary is denied as to the amount and/or the method of payment under the Plan, the Participant or Beneficiary shall be given prompt notice in writing of such denial, which notice shall set forth the reason for the denial.  The Participant or Beneficiary may, by filing notice in writing with the Company within sixty (60) days after the date of such notice of denial, request review of such denial.  The Company shall review such denial, and shall state its decision, in writing, in a manner calculated to be understood, to the Participant or Beneficiary concerned.

7.5           Mediation.  The Participant or his Beneficiary may request a further review by filing notice in writing with the Company within sixty (60) days after the date of notice of denial in Section 7.4, in which case, the claim will be subject to mediation.  If the Company and the Participant or his Beneficiary cannot agree upon a mediator, each shall select one name from a list of mediators maintained by any bona fide dispute resolution provider or other private mediator; the two selected shall then choose a third person who will serve as mediator. The first mediation session shall occur within forty-five (45) calendar days following the notice of denial of a claim.

7.6           Arbitration.

The Participant or Beneficiary may, by filing notice in writing with the Company within sixty (60) days after the date of the first mediation session, request arbitration of the claim. Any dispute or controversy arising under or in connection with this Plan that is not resolved by mediation shall be settled exclusively by arbitration in the State of Maryland by three arbitrators in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at the time of submission to arbitration.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  For purposes of entering any judgment upon an award rendered by the arbitrators, any or all of the following courts have jurisdiction:  (i) the United States District Court for the Fourth Circuit, (ii) any of the courts of the State of Maryland, or (iii) any other court having jurisdiction.  Any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied.  The Company and the Participant, or his Beneficiary, waive, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to such jurisdiction and any defense of inconvenient forum.  A judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party shall bear its or his costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 7.6.

7.7           Employment and Other Rights.  This Plan creates no rights whatsoever in the Participant to continue in the employ of the Company for any length of time, nor does it affect the right of the Participant to participate in or be covered by any other pension, profit sharing, welfare benefit, bonus or other supplemental compensation plan or fringe benefit program of the Company.

7.8           Governing Law.  To the extent not preempted by the Employee Retirement Income Security Act of 1974, this Plan shall be construed, administered and enforced according to the laws of the State of Maryland.